Exhibit 3.1

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF METROPCS COMMUNICATIONS, INC.

a Delaware Corporation

(Pursuant to Sections 242 and 245

of the Delaware General Corporation Law (“DGCL”))

The undersigned, Roger D. Linquist, hereby certifies that,

1. He is the duly elected and acting President and Secretary of MetroPCS Communications, Inc. (the “Corporation”).

2. The original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 10, 2004 pursuant to the DGCL.

3. The directors and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL, have adopted and approved this First Amended and Restated Certificate of Incorporation.

4. The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

CORPORATE NAME

The name of the Corporation is MetroPCS Communications, Inc.

ARTICLE II

REGISTERED ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

(A) General. The Corporation is authorized to issue three (3) classes of capital stock to be designated, respectively, “Class A Common Stock,” “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Three Hundred Five Million and Three Hundred (305,000,300) shares. Three Hundred (300) shares shall be Class A Common Stock, par value $0.0001 per share, Three Hundred Million (300,000,000) shares shall be Common Stock, par value $0.0001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.0001 per share.

(B) Renaming of Old Class C Common Stock; Reverse Stock Split.

1. General. This First Amended and Restated Certificate of Incorporation is intended to, and shall, effect (i) the renaming of the Class C Common Stock, par value $0.0001 per share, of the Corporation (the “Old Class C Common Stock”) as Common Stock (as defined Section (A) of this Article IV), (ii) a simultaneous reverse split of such shares and (iii) a simultaneous reverse split of the Class A Common Stock, all in accordance with the provisions of this Section (B). Upon this First Amended and Restated Certificate of Incorporation becoming effective in accordance with Section 103 of the DGCL (the “Effective Time”):

(a) each two shares of Old Class C Common Stock that were issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof or any other person, be exchanged and combined into one share of Common Stock; and

(b) each two shares of Class A Common Stock that were issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof or any other person, be exchanged and combined into one share of Class A Common Stock (collectively, the “Reverse Stock Split”).

2. No Fractional Shares.

(a) Common Stock. No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. All shares of Old Class C Common Stock to be combined in connection with the Reverse Stock Split that are held by the same stockholder will be aggregated immediately prior to the Effective Time. The total number of shares of Common Stock held by the same stockholder shall, after giving effect to such combination, be rounded down to the nearest whole share. In lieu of any fraction of a share otherwise resulting from such combination, the Corporation shall pay a cash amount equal to the fair market value, as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”), of such fractional share.

(b) Class A Common Stock. No fractional shares of Class A Common Stock shall be issued in connection with the Reverse Stock Split. All shares of Class A Common Stock to be combined in connection with the Reverse Stock Split that are held by the same stockholder will be aggregated immediately prior to the Effective Time. The total number of shares of Class A Common Stock held by the same stockholder shall, after giving effect to such combination, be rounded down to the nearest whole share. In lieu of any fraction of a share otherwise resulting from such combination, the Corporation shall pay a cash amount equal to the fair market value, as determined in good faith by the Board of Directors, of such fractional share.

3. Stock Certificates. Following the Effective Time, the certificates previously representing shares of Old Class C Common Stock and Class A Common Stock shall only represent the right to receive new certificates representing the number of whole shares of

Common Stock or Class A Common Stock, respectively, into which such shares shall have been combined after giving effect to the Reverse Stock Split. Upon surrender by a holder of all of the certificates issued to such holder previously representing shares of Old Class C Common Stock or Class A Common Stock, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder a certificate for the number of shares of Common Stock or Class A Common Stock, plus cash in lieu of any fractional shares, to which such holder shall be entitled as aforesaid.

(C) Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors or by order or decree of a court of competent jurisdiction over the Corporation administering any applicable statute of the United States relating to plans of reorganization of corporations, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors or fixed by such court, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors or in an order or decree of such court providing for the issue of such series of Preferred Stock (herein called the “Certificate of Designation”). The Certificate of Designation as to any series shall, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (d) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or other equity securities; and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors or such court, to the extent not inconsistent with this Article IV and to the full extent now or hereafter permitted by the laws of the State of Delaware.

2. Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized and unissued Preferred Stock and may thereafter, subject to the provisions of any Certificate of Designation providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized and unissued Preferred Stock.

(D) Common Stock and Class A Common Stock. All shares of Common Stock and Class A Common Stock shall be identical except as expressly set forth in this Article IV. Each share of Common Stock and Class A Common Stock shall have attributed to it the number of votes set forth in Section (F) below.

(E) Rights of Holders of Capital Stock.

1. Holders of Preferred Stock. Except as such rights may be specifically limited herein, and except as specifically set forth in Section (F) of this Article IV, the rights of holders of Preferred Stock shall be as set forth in any Certificate of Designation relating thereto.

2. Holders of Common Stock and Class A Common Stock. The rights of holders of Common Stock and Class A Common Stock shall be as set forth in this Section 2, except with respect to such rights as are set forth in Section (F) of this Article IV.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock and Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock and the Class A Common Stock on a pari passu basis in proportion to the number of shares of such stock owned by each such holder, as may be declared from time to time by the Board of Directors.

(b) Liquidation Preference. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock and the Class A Common Stock on a pari passu basis in proportion to the number of shares of such stock owned by each such holder.

3. Conversion of Class A Common Stock. The Class A Common Stock may be converted as follows:

(a) Right to Convert.

(i) Subject to subsection (3)(a)(ii) below, each share of Class A Common Stock shall automatically be converted into one share of Common Stock on January 27, 2007 (the tenth anniversary of the date of the initial grant of license(s) (the “FCC Licenses”) to the Corporation or its subsidiaries by the Federal Communications Commission (the “FCC”)) or such earlier date as may be determined by the Board of Directors.

(ii) Any conversion of Class A Common Stock into Common Stock pursuant to this Section 3 shall not be permitted to the extent that such conversion (A) would cause the Corporation or any subsidiary thereof to no longer qualify to continue to hold any of its FCC Licenses pursuant to either (1) the FCC-approved equity structure on which the Corporation relied as of the Effective Time (the “Existing Entrepreneurs’ Equity Structure”) or (2) any alternate FCC-approved equity structure consistent with Part 24 of the FCC’s rules (47 C.F.R. Part 24) that the Corporation chooses to adopt (each an “Alternate Entrepreneurs’ Equity Structure”) (collectively, such requirements shall be referred to herein as the “Entrepreneurs’ Requirements”), or (B) would otherwise constitute an FCC Violation (as such term is defined in subsection (E)(4)(a) of this Article).

(b) Mechanics of Conversion. Before any holder of shares of Class A Common Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) No Fractional Shares. No fractional shares shall be issued upon conversion of the Class A Common Stock, and the number of shares of Common Stock to be issued upon such conversion shall be rounded to the nearest whole share.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(e) Elimination of Authorized Class A Common Stock. If, at any time, all issued and outstanding shares of Class A Common Stock shall have been converted into Common Stock in accordance with this Section (E)(3), then all shares of the Corporation’s capital stock theretofore designated as Class A Common Stock shall, immediately upon such conversion, cease to be a part of the Corporation’s authorized capital stock.

4. Redemption.

(a) If, at any time, (i) a holder of shares of Common Stock acquires additional shares of Common Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an “FCC Violation”) (A) any of the Entrepreneurs’ Requirements (as defined in subsection (E)(3)(a)(ii) of this Article), (B) any requirement of the FCC regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (C) any other rule or regulation of the FCC applicable to the Corporation, or (ii) the Board of Directors determines that it is in the best interests of the Corporation to adopt an Alternate Entrepreneurs’ Equity Structure (as defined in subsection (E)(3)(a)(ii) of this Article), then the Corporation may, at the option of the Board of Directors, redeem such sufficient number of shares of Common Stock to eliminate the FCC Violation or to allow the Corporation to comply with an Alternate Entrepreneurs’ Equity Structure by paying in cash therefor a sum equal to the Redemption Price (hereinafter defined); provided, however, that in the event there is a violation of the Foreign Ownership Requirements caused by a holder of Common Stock, the Corporation shall first redeem the stock of the foreign stockholder which most recently purchased its first shares of the stock of the Corporation at the Redemption Price and then if necessary shall redeem at the Redemption Price the stock of other foreign stockholders of the Corporation, always redeeming first the stock of the foreign stockholder which most recently purchased its first shares of the stock of the Corporation. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Common Stock (the “Fair Market Value”) where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the Fair Market Value where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the Board of Directors. As used in this Section (E)(4), the Fair Market Value shall be determined as follows:

(i) If the Common Stock is traded on a national securities exchange or through the Nasdaq National Market, the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the Redemption Date (as defined in Section (E)(4)(b) below);

(ii) If traded over-the counter, the Fair Market Value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the Redemption Date; and

(iii) If there is no active public market, the Fair Market Value shall be the fair market value of the Common Stock, as determined in good faith by the Board of Directors.

(b) At least five (5) but no more than thirty (30) days prior to any date on which Common Stock is to be redeemed (a “Redemption Date”), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subsection (4)(c) on or after the Redemption Date, each holder of shares of Common Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock designated for redemption in the Redemption Notice as holders of such shares of Common Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Common Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock to be redeemed. The shares of Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(F) Voting Rights. Except as specifically limited herein, the holders of Preferred Stock shall have such voting rights as shall be set forth in any Certificate of Designation relating thereto. Except as specifically limited herein, the holders of Common Stock and Class A Common Stock shall have voting rights as set forth below, and, pursuant to §141 of the DGCL, members of the Board of Directors may have more or less than one vote per director as follows:

1. Class A Common Stock. The holders of Class A Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class. The holders of Class A Common Stock, voting separately as a class, shall be entitled (i) to elect five (5) members of the Board of Directors (any directors elected pursuant to such class vote being referred to herein as “Class A Board Designees”) and (ii) to vote on such other matters for which, pursuant to this Article IV or applicable law, the holders of Class A Common Stock have a separate class vote (the matters described in clauses (i) and (ii) above being collectively referred to herein as the “Class A Exclusive Voting Matters”). The holders of Class A Common Stock shall have one (1) vote per share of Class A Common Stock with respect to each Class A Exclusive Voting Matter. The holders of Class A Common Stock shall have, collectively, votes equal to 50.1% of the votes on all matters other than Class A Exclusive Voting Matters submitted to the vote of the holders of Class A Common Stock (collectively, the “Class A Shared Voting Matters”), with each share of Class A Common Stock having the right to the number of votes equal to the quotient obtained by dividing (i) the product of (a) the number of votes attributable to all shares of all other classes or series of stock entitled to vote on such matter, including, but not limited to, the shares of Common Stock and any shares of Preferred Stock, multiplied by (b) 1.004, by (ii) the number of shares of Class A Common Stock entitled to vote on such matter. By way of illustration, and not by way of limitation, if A equals the number of shares of Class A Common Stock outstanding, C equals the number of shares of Common Stock outstanding, P equals the number of shares of Preferred Stock outstanding, in each case, at the time a vote is taken with respect to a Class A Shared Voting Matter, and each outstanding share of Common Stock and Preferred Stock is entitled to one (1) vote on such matter, the number of votes that each share of Class A Common Stock shall have with respect to such matter shall be equal to the quotient produced by the following formula:

(C + P) x 1.004

A

Each Class A Board Designee shall be entitled to cast one (1) vote on each matter submitted to a vote of the Board of Directors.

Each holder of Class A Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

2. Common Stock. The holders of Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class. The holders of Common Stock, voting separately as a class, shall be entitled (i) to elect a number of members of the Board of Directors as shall be fixed by, or in the manner provided in, the Bylaws of the Corporation for as long as any shares of Class A Common Stock remain outstanding (any directors elected pursuant to such class vote being referred to herein as “Common Board Designees”) and (ii) to vote on such other matters for which, pursuant to this Article IV or applicable law, the holders of Common Stock have a separate class vote. The holders of Common Stock shall have one (1) vote per share of Common Stock with respect to every matter submitted to the holders of Common Stock; provided, however, that, for as long as any shares of Class A Common Stock remain outstanding, the holders of Common Stock, together with the holders of all other classes or series of stock of the Corporation (other than the Class A Common Stock), shall not have the right to cast more than 49.9% of the aggregate votes on any Class A Shared Voting Matter.

Each Common Board Designee shall have one (1) vote on each matter submitted to a vote of the Board of Directors; provided, however, that if at any time there are more than four (4) Common Board Designees, (i) the Common Board Designees collectively shall be entitled to cast no more than four (4) votes on each matter submitted to a vote of the Board of Directors and (ii) each Common Board Designee shall be entitled to cast a number of votes equal to a fraction, the numerator of which shall be equal to four (4), and the denominator of which shall be equal to the total number of Common Board Designees as of the time a given vote of the Board of Directors is taken.

Notwithstanding any other provision to the contrary, the rights of the holders of Common Stock to elect Common Board Designees will be diluted to the extent set forth in any one or more Certificates of Designation.

3. Adjustment for Varied Votes Per Share. To the extent that this First Amended and Restated Certificate of Incorporation provides for more or less than one vote for any share of stock, on any matter, every reference in this First Amended and Restated Certificate of Incorporation or in the Bylaws of the Corporation to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.

ARTICLE V

POWER TO AMEND BYLAWS

(A) Board of Directors. Except as otherwise provided in this First Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized, upon the affirmative vote of at least two-thirds of the directors then serving, to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the Board of Directors or to make new Bylaws).

(B) Stockholders.

The stockholders of the Corporation may adopt, alter, amend, or repeal Bylaws made by the Board of Directors or make new Bylaws solely upon the affirmative vote of the holders of shares having at least two-thirds (or if any shares of Class A Common Stock are issued and outstanding, a majority) of the aggregate votes underlying the outstanding shares of capital stock then entitled to vote thereon.

ARTICLE VI

BOARD OF DIRECTORS

(A) Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation.

(B) Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director.

(C) Written Ballots not Required. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(D) Adjustment for Varied Votes Per Director. To the extent that this First Amended and Restated Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this First Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors.

(E) Removal of Directors.

1. Class A Board Designees. For so long as any shares of Class A Common Stock remain outstanding, any Class A Board Designee may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power underlying the shares of Class A Common Stock then outstanding, voting separately as a class.

2. Common Board Designees. For so long as any shares of Class A Common Stock remain outstanding, and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any Common Board Designee may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power underlying the shares Common Stock then outstanding, voting separately as a class.

3. When Class A Common Stock Not Outstanding. At such time as no shares of Class A Common Stock remain outstanding (and at all times thereafter), and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power underlying the outstanding shares of the Corporation’s capital stock entitled to elect such director, voting separately as a class.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

(A) Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(B) Stockholder Action by Written Consent.

1. For so long as any shares of Class A Common Stock remain issued and outstanding, any action required to be taken at any annual meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without a prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2. If at any time there are no issued and outstanding shares of Class A Common Stock, then the stockholders of the Corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting.

ARTICLE VIII

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing of this First Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VIII shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION

(A) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the

Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(B) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(C) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (A) and (B) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(D) Any indemnification under Sections (A) and (B) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (A) and (B). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Corporation.

(E) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the

Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(F) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(G) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

(H) For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(I) For purposes of this Article IX, (i) references to “other enterprises” shall include employee benefit plans, including without limitation any plan of the Corporation which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, “Employee Benefit Plans”), (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an Employee Benefit Plan, (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any Employee Benefit Plan, its participants or beneficiaries, and (iv) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an Employee Benefit Plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

(J) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(K) The provisions of this Article IX shall be deemed to be a contact between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

ARTICLE X

AMENDMENTS TO CERTIFICATE OF INCORPORATION

(A) Subject to Section (B) of this Article X, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this First Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

(B) Notwithstanding the foregoing or any other provisions of this First Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote required by law, this First Amended and Restated Certificate of Incorporation or any Certificate of Designation, Article IV, Article V, Article VI, Section (B) of Article VII, Article VIII, Article IX and this Article X of this First Amended and Restated Certificate of Incorporation may not be amended or repealed without both (1) the affirmative vote of at least two-thirds of the directors then serving and (2) the affirmative vote of the holders of shares having at least two-thirds (or if any shares of Class A Common Stock are issued and outstanding, a majority) of the aggregate votes underlying the outstanding shares of capital stock then entitled to vote thereon.

ARTICLE X

NONVOTING EQUITY SECURITIES

All shares of equity securities issued by the Corporation prior to the Effective Time in connection with the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger dated as of April 6, 2004 (the “Merger Agreement”) by and among the Corporation, MPCS Holdco Merger Sub, Inc., a Delaware corporation, and MetroPCS, Inc., a Delaware corporation (“MetroPCS”), in exchange for or upon the conversion of (i) any shares of the nonvoting Class B Common Stock of MetroPCS or (ii) any other securities for which such shares of Class B Common Stock were exchanged or into which such shares were converted prior to the effective date of the Merger, are hereby deemed to have been duly authorized and validly issued notwithstanding any prohibition against the issuance of nonvoting equity securities set forth in the certificate of incorporation of the Corporation as in effect from time to time prior to the Effective Time, and each and every such prohibition is hereby rescinded with retroactive effect.

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IN WITNESS WHEREOF, this First Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on this 23rd day of July 2004.

METROPCS COMMUNICATIONS, INC.

By:	/s/ Roger D. Linquist
Roger D. Linquist
President and Chief Executive Officer